FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 16, 2007

HURCO REPORTS FIRST QUARTER SALES UP 47% AND EARNINGS UP 78%.

INDIANAPOLIS, INDIANA, — February 16, 2007, Hurco Companies, Inc. (Nasdaq, Global Select Market: HURC) today reported net income of $5,395,000 or $.84 per share, for its first fiscal quarter, which ended January 31, 2007, compared to $3,033,000 or $.48 per share, for the corresponding period in 2006.

Sales and service fees for the first quarter of fiscal 2007 were $46,878,000, an increase of $14,984,000, or 47% from the amount for the prior year period. These results reflected a significant improvement in demand, primarily in European markets, as well as increased shipments of the Company’s larger and more highly-priced machines in those markets. In addition, approximately 9% of the year over year increase reflected the effects of a weaker U.S. dollar when translating foreign sales to U.S. dollars for financial reporting purposes.

New orders booked during the first quarter of fiscal 2007 totaled $47,095,000, an increase of $9,305,000, or 25% over the amount recorded in the first quarter of fiscal 2006. The impact of currency translation on new orders booked was consistent with the impact on sales and service fees. Unit orders increased in Europe, but decreased in North America due to market softening in the northern Midwest and decreased in Asia due to timing of order activity.

Gross margin for the first quarter of fiscal 2007 was 37% compared to 34% for the prior year period, as a result of higher volume and favorable model and sales region mix. Selling, general and administrative expenses were $9,250,000, an increase from the $6,296,000 reported in the prior year period due to selling and marketing expenses related to export market expansion, increased commissions and compensation expense, and administrative expenses related to ongoing compliance costs for Sarbanes-Oxley.

Operating income for the first quarter was $8,074,000, or 17% of sales and service fees, compared to $4,631,000, or 15% of sales and service fees for the prior year period.

Michael Doar, Chairman and Chief Executive Officer, stated, “We are pleased with the first quarter increase in sales and earnings. The European market remains strong and we continue to benefit from our global market strategy. I am also pleased with the positive response to our participation in the Indian Machine Tool Exhibition 2007 held in Bangalore, India. Our focus on making machine tools that are powerful, yet easy to use is a natural fit for the Indian market. The integrated control and software on the Hurco machine tools that simplifies programming and machining processes is especially appealing to shop owners in India who face high employee turnover and an unskilled to semi-skilled labor force.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan and China. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.

Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309

HURCO COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	January 31,	October 31,
	2007	2006
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$32,326	$29,846
Accounts receivable	25,169	22,248
Inventories	40,324	43,343
Deferred tax assets, net	1,910	2,768
Other	3,170	2,677
Total current assets	102,899	100,882

Property and equipment:
Land	761	761
Building	7,234	7,234
Machinery and equipment	13,132	12,952
Leasehold improvements	1,167	1,147
	22,294	22,094
Less accumulated depreciation and amortization	(13,262)	(12,944)
	9,032	9,150

Non-current assets:
Deferred tax assets, net	1,088	1,121
Software development costs, less amortization	5,992	5,580
Investments and other assets	7,812	7,381
	$126,823	$124,114

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
Accounts payable	$24,227	$26,605
Accrued expenses	16,575	17,599
Current portion of long-term debt	138	136
Total current liabilities	40,940	44,340

Non-current liabilities:
Long-term debt	3,839	3,874
Defered credits and other obligations	588	525
Total liabilities	45,367	48,739

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,341,020 and
6,220,220 shares issued, respectively	638	635
Additional paid-in capital	50,291	50,011
Retained earnings	33,875	28,480
Accumulated other comprehensive income	(3,348)	(3,751)
Total shareholders' equity	81,456	75,375
	$126,823	$124,114

HURCO COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended January 31,

	2007	2006
	(unaudited)
Sales and service fees	$46,878	$31,894

Cost of sales and service	29,554	20,967
Gross profit	17,324	10,927

Selling, general and administrative expenses	9,250	6,296
Operating income	8,074	4,631

Interest expense	43	84

Other (income) expense, net	(362)	(104)

Income before taxes	8,393	4,651

Provision for income taxes	2,998	1,618

Net income	$5,395	$3,033

Earnings per common share
Basic	$0.85	$0.49
Diluted	$0.84	$0.48

Weighted average common shares outstanding
Basic	6,362	6,242
Diluted	6,418	6,328

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended January 31,

Operating Data:	2007	2006
	(unaudited)
Gross margin	37.0%	34.3%

SG&A expense as a percentage of sales	19.7%	19.7%

Operating income as a percentage of sales	17.2%	14.5%

Pre-tax income as a percentage of sales	17.9%	14.6%

Effective tax rate	35.7%	34.8%

Depreciation	388	365

Capital expenditures	654	492

Balance Sheet Data:	1/31/2006	10/31/2006

Working capital	$62,097	$56,678

Days sales outstanding	43	41

Inventory turns	2.5	2.2

Capitalization
Total Debt	$3,977	$4,010
Shareholders' Equity	81,456	75,375
Total	$85,433	$79,385